EXHIBIT 10.35

            THIS AGREEMENT made and entered into the 2nd day of August 1988, by and between Shoney's, Inc., a Tennes-see corporation, with its principal place of business located at 1727 Elm Hill Pike, Nashville, Tennessee,
 37210 (hereinafter referred to as the ("Licensor"), TPI Enterprises, Inc. a New Jersey corporation, with its principal place of business located at 885 Third Avenue, New York, New York 10022 (hereinafter referred to as
 "TPI") and Shoney's South, Inc., a Tennessee corporation, with its principal place of business located at 2158
 Union Avenue, Memphis, Tennessee 38174, (hereinafter referred to as the "Licensee").

                      WITNESSETH

            WHEREAS, Licensee has entered into certain
Reserved Area and License Agreements (as modified by an
Addendum) with Licensor pursuant to which Licensee has the exclusive rights in certain territories to develop and operate restaurants using the "Shoney's" service mark, which Agreements are identified on Exhibits 1 and 2 hereof,

            WHEREAS, Licensee has entered into certain
Reserved Area and License Agreements (as modified by an
Addendum) with Licensor pursuant to which Licensee has the exclusive rights in certain territories to develop and operate restaurants using the "Captain D's" service mark, which Agreements are identified on Exhibits 3 and 4 hereof,

                  WHEREAS, TPI has become and continues to be the beneficial owner of a majority of the shares of common stock of Licensee,

                  WHEREAS, Licensee, TPI and Licensor mutually wish to amend certain of the terms and conditions of the License Agreements, as modified by the Addenda thereto, identified on Exhibits 2 and 4 hereof,

                  NOW THEREFORE, for and in consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee, TPI and Licensor agree as follows:

                   1. Paragraph 5(c) of each License Agreement, as modified by the Addendum to each such License Agree-ment, is further amended to require that in the event that Licensee's balance sheet, statement of income, statement of changes in financial position and statement of changes in equity are no longer made available to the public, then, during any such period of unavailability,

 TPI shall furnish to Licensor such financial information for TPI when and to the extent such information is made available to the public. Should TPI's financial informa-tion and/or statements not be made available to the pub-lic, it is agreed that TPI will nevertheless provide such information to Licensor within forty-five (45) days after the end of each of TPI's first three fiscal quarters and within ninety (90) days after the end of TPI's fiscal year.

                 2. Paragraph 8(d) of each License Agreement, as modified by the Addendum to each such License Agree-ment, is further amended to provide that Licensee Will not operate any Shoney's or Captain D's restaurant as a twenty-four (24) hour concept, provided however, Licensee is entitled to operate Shoney's and Captain D's restau-rants during hours of operation consistent with the prior operation by Licensee of such restaurants it operates under the Licensee Agreements identified on Exhibits 2 and 4 hereof including on a twenty-four (24) consecutive hourly basis for special events.

                 3. Neither Licensee nor TPI will in the future issue any public equity, public debt or any other type of public financing whatsoever, including, without limita-tion, financing that would be public but for an exemption from the registration thereof, using the word "Shoney's" as part of the name of Licensee or any successor thereto, except as may be necessary by reason of any applicable federal or state law.

                   4. Paragraph 18(a) of each License Agreement, as modified by the Addendum to each such License Agree-ment, is further amended to add the following: in the event that the shares of stock or interests in such stock of Licensee are to be sold or transferred, Licensee and TPI, if possible, shall suggest to any prospective buyer of such shares that it meet with Licensor to discuss such buyer's possible operations of Licensee's business. It is understood and agreed, however, that the failure of any prospective buyer to meet with Licensor prior to an acquisition of such shares of Licensee shall not affect any right that exists to sell the stock of Licensee with-out the prior consent or approval of Licensor.

                   5. Paragraph 19 of each License Agreement, as modified by the Addendum to each such License Agreement, is further amended to state:

                 (i) the standards for determining whether a food service business is "similar" to the food service businesses operated under the Shoney's System and the Captain D's System shall include without limitation a consideration of (a) whether the food service business has a liquor license, (b) the concept and style of the food service business, (c) the average check price,
(d) the primary market segment targeted and (e) the menu items offered.

                 (ii) TPI and any successor thereto is a
"related corporation" of Licensee as that term is used in Paragraph 19 of each License Agreement, as modified by the Addendum to each such License Agreement.

                 (iii) The officers, directors and key employ-ees of Licensee, specified in the Agreements identified in Exhibits 2 and 4 hereto, and such successor management that assume the same or comparable management positions with Licensee as those officers, directors and key em-ployees now hold (hereinafter referred to as "Covered Employees"), are covered by Paragraph 19 of each License Agreement, as modified by the Addendum to each such Li-cense Agreement, during the period of their employment by Licensee and for twelve (12) months after termination of such employment. Notwithstanding the foregoing, it is understood and agreed, however, that in the event any Covered Employee while in the employ of Licensee and without Licensee's knowledge or after termination of his employment by Licensee fails to comply with the terms of Paragraph 19 of each License Agreement, as modified by the Addendum to each such License Agreement, such failure shall not constitute a breach by Licensee of any License Agreement or Reserved Area Agreement between Licensee and Licensor, or a cause for default or termination of any such License Agreement or Reserved Area Agreement.

                   6. Notwithstanding Paragraph 20(i) and (j) of each License Agreement, Licensor agrees that it will not unreasonably withhold its consent to the closure of any restaurant operated under license by Licensee from Licen-sor that is not operating profitably or for which the term of the License Agreement extends beyond the term of any lease for the restaurant in question; provided, how-ever, any such unit, so closed, shall not be converted by Licensee or TPI to another restaurant similar to the restaurants operated under the "Shoney's", "Captain D's" or "Lee's Famous Recipe" system. Any such unit closed shall be replaced so that, on July 1, 1993, the net num-ber of both Shoney's and Captain D's restaurants operated by Licensee under license from Licensor shall be the same or greater than the number of such restaurants operated by Licensee on July 1, 1988. A failure to meet this goal shall result in termination of all Licensee's Reserved
 Area Agreements (identified on Exhibits 1 and 3 hereto).
 A failure to meet this goal shall not, however, operate to terminate any then existing License Agreement between Licensee and Licensor; provided, further, that a unit that is sold to another franchisee of Licensor, who exe-cutes a License Agreement with Licensor for operation of that unit shall not count as a "closed" unit.

                  7. In the event Licensee, with the approval of Licensor, opens any new restaurants to be operated under license by Licensee from Licensor or acquires any restau-rant(s) operated by others under license from Licensor, Licensee's operation of such restaurant(s) shell be gov-erned by the execution of a License Agreement for such restaurants in the form of the License Agreement then in effect (unless a different applicable form of License
Agreement has previously been agreed upon by the parties) as modified by the Addendum to such License Agreements and by this Agreement (except with respect to Royalty
Rate) and with such changes in points of detail as are necessary.

                 8. The parties agree to execute, or cause to be executed, such other and further documents and/or instruments as may be necessary or appropriate to carry out the agreements set forth herein.

          9. It is agreed and understood that by reason of its signing this Agreement, TPI is not and shall not be construed to be a licensee of Licensor and that TPI is not and shall not be construed to be a party to any Li-cense Agreements between Licensor and Licensee.

                 10. This Agreement and the covenants, restric-tions and limitations contained herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                       SHONEY'S, INC.

                       By:
                       Title:

                       SHONEY'S SOUTH, INC.

                       By: /s/ Larry R. Walker
                       Title: Sr. Vice Pres. C.O.O.

                       TPI ENTERPRISES, INC.

                       By:

                       Title:

M E M O R A N D U M                                                March 5, 1993

TO:             Gary Sharp
FROM:           Jim Grout
RE:             License Agreement addenda and Other Issues

Following is a summary of the various issues which you and I discussed Wednesday here in Nashville and the tentative agreement reached on each issue. Please
                          ---------
review and let me know if you agree with my interpretation on each point.

 1. We agreed to use interpretation/consent letters whenever possible to give TPI protection instead of addenda that vary or modify the terms of the agreements.

 2. Shoney's will protect TPI against inadvertent use of an improper license agreement by agreeing to substitute the correct form of license agreement as specified by the Reserved Area Agreement or as otherwise agreed to by the parties. By doing so, you will not insist that we insert language making the provisions of the RAA controlling over the individual license agreements. (paragraph I of John Houseal's 12-31-92 letter to you)

 3. Upon renewal of each license agreement Shoney's will use the then-current form of agreement. The royalty fee will increase to the new rate but cannot exceed a 1% increase, except for any royalties less than 1.5%, which can increase to 2.5% maximum. Shoney's will also agree, upon request by any licensee, to modify that licensee's MDA to give the same protections upon renewal as listed in section 12, p. 8-9 (copy attached) of the current
 Market Development Agreement. (paragraph 2 of 12-31-92 letter)

 4. You agree with our current fees and policies for advertising. (paragraph 3 of 12-31-92 letter)

 5. You are to send me a list of those areas where you feel Shoney's reduced your rights, and we agree to discuss them. (paragraph 4 of 12-31-92 letter)

 6. You agree with our right to increase advertising fees to a current level upon assignment, as long as royalty fees are locked in. (paragraph 6 of 12-31-92 letter)

 7. You agree that assignees will sign a new license agreement as long as royalty fees remain the same during the balance of the initial term. (paragraph 7 of 12-31-92 letter)

 8. Shoney's agrees that TPI may pay by the 15th of the month, provided that this schedule is strictly adhered to.

9. We agreed that the term "nonexclusive" would be defined in a letter that meets approval by both parties.

 10. Shoney's will agree to a 3.5 mile radius as the standard protected radius, unless modified by the agreement of both parties. I would propose that we use our Site Acceptance Request form (SAR) as the mechanism by which we determine when a radius other than the standard 3.5 mile radius is appropriate. Although we did not specifically mention Detroit in our meeting, this is an example of a city which should be kept at 2.5 mile radius because of the density. (We cannot insert this particular item in addenda for areas which abut other franchise or company areas because of the impact it may have on the protected radius of the other franchisee. (i.e., WPB in West Palm Beach, John Hunt in Fort Lauderdale, and Paul Brown in Dallas).

11. Shoney's will omit from the term "gross sales" insurance proceeds for loss of profits, but will include proceeds from lost sales.

12. Shoney's agrees not to release your sales figures to other franchisees without your consent.

13. Shoney's agrees not to claim a default or attempt to designate a payment on disputed amounts.

14. Shoney's will agree to amend the MDA so that it automatically renews at one year intervals upon completion of the development schedule rather than requiring the franchisee to make the request. Shoney's still reserves all other rights under the renewal provisions of the MDA, including proposing a new development schedule. The only change will be the automatic renewal instead of an automatic termination.

15. Shoney's will agree to give you an interpretation letter that the language in the license agreement that requires a licensee to spend "in no event less than 2%" on local market advertising does not allow us to require you to spend any more than 2%. This would effectively give TPI the ceiling which it seeks.

Gary, the one item which we discussed which seems to be a problem with Jim Arnett and Steve Sanders is the "reasonableness" issue on transfer or assignment of the license agreements. This issue is very important to us for the reason I explained during our meeting. Since we have the absolute right of approval of who becomes a franchisee in the beginning, we do not want to lose that right by allowing assignment without our approval later on. As I told you, this is as much for the protection of franchisees who want to remain in the system as it is for us.

On another issue, Shoney's will agree to waive item 6, page 6, of the agreement between Shoney's and TPI dated August 2, 1988 provided (a) TPI and Shoney's agree that the number of stores required to be open under the agreement is either open or under construction now, and (b) Shoney's, Inc. will have the absolute right to give consent for future closures below today's number of stores.

I have just received the shipment of executed agreements. I appreciate your cooperation in this regard. I think that April 5, 1993 is a reasonable deadline for getting final agreement on an addenda covering the issues. Both of us are at risk for allowing restaurants to operate without an executed license, and I think we should resolve all issues before TPI opens any stores beyond that date.

Please let me know if you have any questions or if this memorandum does not accurately reflect our discussions.

Gary, thanks for the visit and for the effort in reaching a mutually satisfactory solution to the issues. Hopefully we can put all outstanding issues behind us once and for all and get on with the business at hand.



     12. LICENSE AGREEMENTS.

         (a) Upon the due performance by Developer within the time periods set forth in the Development Schedule, as extended or renewed pursuant to Paragraph 2, of all of the requirements set forth above ( including, without limitation, payment of the Development Fee, and License Fee, satisfaction of all construction training requirements) with respect to each of the Shoney's restaurants contemplated by this Agreement, Licensor, except as set forth below, will execute, issue and deliver to Developer
Licensor's then-current form of License Agreement to operate each of the Shoney's restaurants contemplated by this Agreement; provided, however, that the License Fees and royalties payable under any License Agreement for a Shoney's restaurant to be built and operated within the Territory shall be at the rate set forth in Exhibit B. In addition, during the term of this Agreement or any renewal hereof, with respect to any License Agreement executed for a Shoney's restaurant to be built and operated within the Territory, Licensor agrees that:


     (1) the maximum amount (expressed as a percentage of sales) of required advertising expenditures under any License Agreement shall not be increased from the amount set forth in the first License Agreement executed by Developer during the term of this Agreement for a Shoney's restaurant to be built and operated within the Territory;

     (2) the protected radius (expressed in distance) provided for in any License Agreement shall not be reduced from the distance set forth as a protected radius in the first License Agreement executed by Developer during the term of this Agreement for a Shoney's restaurant to be built and operated within the Territory;

     (3) each License Agreement shall have an initial term of twenty (20) years with the option (upon satisfaction of the conditions for renewal set forth therein) to renew for one additional term of twenty (20) years;

     (4) neither the radius (expressed in distance) nor the length of time (expressed in months) of the post-termination covenant not to compete set forth in any License Agreement shall be increased from those set forth in the first License Agreement executed by Developer during the term of this Agreement for a Shoney's restaurant to be built and operated within the Territory;

    ________ Licensor

    ________ Developer (Initial Here)

     (5) the formula for determining the price to be paid by Licensor for any of Developer's assets upon termination of any License Agreement shall not be changed from that set forth in the first License Agreement executed by Developer during the term of this Agreement for a Shoney's restaurant to be built and operated within the Territory; and

     (6) no material change in the reasons that allow a License Agreement to be terminated shall be made from those set forth in the first License Agreement executed by Developer during the term of this Agreement for a Shoney's restaurant to be built and operated within the Territory.

(b) As a condition of Licensor's execution of such License Agreement, Licensor may require Developer or its principals to provide a personal guarantee, letter of credit or corporate guarantee in a form acceptable to Licensor to secure payment of royalties and other fees required to be paid to Licensor or its affiliates under any such License Agreement, or otherwise. Developer shall comply with Licensor's then-current franchising Policies and procedures for issuance of each License Agreement. Licensor shall be under no obligation to execute and issue a License Agreement unless Developer has complied in a timely manner with all terms and conditions of this Agreement and has satisfied all requirements set forth herein. In addition, Licensor shall be under no obligation to execute and issue a License Agreement if Developer is in breach or default of any other License Agreement, License Option Agreement, Market Development Agreement or any other agreement between Licensor and Developer, or if Developer is not eligible for expansion pursuant to Licensor's then-current criteria for expansion. If and when each License Agreement contemplated in this Agreement is executed by Licensor, it shall supersede this Agreement and govern the relations between the parties with respect to the particular restaurant.

13. NO RIGHT TO OPERATE OR USE TRADEMARKS. Developer
    --------------------------------------
acknowledges that until a License Agreement has been issued for a specified site, Developer shall not have or be entitled to exercise any of the rights, powers and privileges granted by the License agreement, including without limitation the right to use Licensor's trademarks, service marks and trade names; that the execution of this Agreement shall not be deemed to grant any such rights, powers or privileges to Developer; and that Developer may not under any circumstances commence operation of any Shoney's restaurant prior to execution by Licensor of a License Agreement for the particular location.

  _________ Licensor

  _________ Developer (Initial Here)

                                    SHONEY'S

  1727 Elm Hill Pike * P.O. Box 1260 * Nashville. TN 37202 * (615)391-5201

                                                             July 30, 1993



TPI Restaurants, Inc.
2158 Union Avenue
Memphis, Tennessee 38174-1379
Attn: J. Gary Sharp, President

     Re: Franchise Agreements with Shoney's, Inc. (the "Company")

Dear Gary:

         This letter of consent and/or interpretation is in response to certain questions that have been raised with respect to the forms of market development and license agreements to be used in the development of your markets. Initially, each of us agree that any time an incorrect form of agreement is mistakenly executed, a correct form will be substituted. This will protect either of our companies from inadvertent loss of their rights. If you find the letter to be acceptable, please execute where indicated and return it to me.

                  Market Development Agreement
                  ----------------------------

1.    Renewal.    (Paragraph 2). Future MDA's will be modified to
      -------     -------------
provide for automatic renewal rather than automatic termination.
                      -------                       -----------
The Company, however, will reserve all other rights that it has under the renewal provisions of these MDA's including, without limitation, the right to propose a new development schedule. The only real change will be to remove the requirement that, upon completion of the development schedule, the franchisee request
                                                       -------
renewal. Instead, this renewal will now occur under the same terms and conditions as other renewals under an MDA. I propose that we substitute new MDA's for any existing MDA to make this renewal provision effective for all franchisees and that this substitution occur when our new documents are registered (after January, 1994). Also, the Company will be pleased to modify any existing MDA to give a franchisee those protections currently set forth in section 12 of the Company's current form of MDA.

         2.    Guarantees.     (Paragraph 12(b)).    As you know, the
             --------------    ------------------
requirement of a personal guaranty of the principals of a franchisee is a requirement that has been adjusted, in whole or in part, by the Company in the past. Please be advised that the Company hereby waives any requirement in any market development

   TPI Restaurants, Inc.
   July 30, 1993
   Page 2

   agreement that is executed by TPI for a guaranty from the Principals of TPI.

           3.    Transfer of Stock.    (Paragraph 14.2 (c),   17(a) and
                 ------------------    ---------------------------------
  17(b). Please be advised that the Company hereby consents to the
  -----
  transfer of the stock of TPI Restaurants, Inc. and TPI Enterprises, Inc., free of the restrictions contained in these provisions of any market development agreement that is executed by TPI.

                         License Agreements
                         -------------------

             1.    Exclusivity. (Paragraph 3). You  had questioned the use
                  ----------------------------
    of the language "shall be non exclusive" in Paragraph 3 of the
    standard license agreement.     Please note that the license
    agreements restrict the Company, either itself or through licensees, from operating or allowing to be operated other Shoney's restaurants within the radius covered by the license agreement.
    This, in essence, gives a franchisee "exclusivity" in the operation of a Shoney's restaurant within the territory protected by the license agreement. If a franchisee has an area agreement, the franchisee has greater protection.

          As you have been advised, the reason the Company has provided that a franchisee's rights are "non-exclusive" is that the term "exclusive is an unwise drafting shortcut that has unwanted and sometimes unknown significance. For example, if your rights were "exclusive" and the Company operated one of its other concepts, such as a Captain D's, across the street from one of your Shoney's restaurants, technically, the use of such items as the traditional cash register sticker identifying all of the Company's restaurant concepts would violate your rights. In fact, an arrival of a commissary truck with a Shoney's logo painted on the side could violate your rights. These are the types of things we are attempting to avoid through giving franchisees non-exclusive rights. The franchisees' operational integrity within their protected radius is protected by Paragraph 3 of the license agreement.

         2.    Time of Payment. (Paragraphs 5(a), 8(a)). Although the
               -----------------------------------------
Company's standard license agreements generally provide for payment on or before the tenth day following a month or an accounting period, in view of the large number of restaurants that TPI operates under license from the Company, the Company acknowledges that TPI generally makes its payments on or before the fifteenth day after the end of a period or month. So long as TPI continues to make these payments in such a timely manner, the Company will not object to the payments being made on or before those dates nor

TPI Restaurants, Inc.
July 30, 1993
Page 3

use such a technically late payment as a ground for a default of any of the license agreements.

         3.    Royalties on Insurance Awards. (Paragraph 5(b)). With
               -----------------------------------------------
respect to Paragraph 5(b) of the standard license agreements, please be advised that the Company is willing to waive any right that it has to receive a royalty on an insurance award or
condemnation proceeds insofar as they represent profits.    If,
                                                -------
however, a franchisee received an award based upon sales, the
                                                   -----
Company obviously would be entitled to and expect to receive a royalty.

         4.    Release of Franchise Sales. (Paragraph 5(c)).
               --------------------------------------------
Notwithstanding paragraph 5(c) of the standard license agreement the Company will agree not to release your sales results without your consent.

          5.    Overdue Payments. (Paragraph 5(d)). With respect to the
               -----------------------------------
 second sentence of Paragraph 5(d) of the standard license agreement regarding designation of payments, the Company would not interpret that sentence to control in the event of a good faith bona fide dispute with respect to a particular amount claimed due by the Company. Obviously, if a particular invoice or other amount owing was being disputed in good faith, the Company would not designate later payments to pay off that amount and then claim you owed later amounts that were not being disputed.

          6.    Hours of Operation. (Paragraph 7(d)). The Company
               --------------------------------------
 consents to the operation of TPI's "Shoney's", restaurants during hours of operation consistent with prior operation of other "Shoney's" restaurants by TPI, including on a 24 hour consecutive hourly basis for special events; provided, however, no "Shoney's. restaurant shall be operated as a 24 hour concept.

         7.    Local Market Advertising. (Paragraph 8(b)). With respect
               -----------------------------------------
to the requirement for local market advertising, the Company interprets the standard license agreement's requirement to spend a reasonable amount to vest the discretion on what is reasonable to the licensee's judgment, subject to the 2% minimum contained in the
contract.    Also, with respect to the last sentence regarding
reduced price or products that are given away, the Company does not interpret this provision as excluding non-food products or
                                      --------
promotional items that are given away. Obviously, however, in the case of a food promotion such as a $2.99 breakfast bar (reduced
          ----
from $3.99), the Company would not expect any franchisee to claim that the $1 reduction counted toward local market advertising.

TPI Restaurants, Inc.
July 30, 1993
Page 4

         8.    Maintenance of Credit Standing. (Paragraph 15). The
               ---------------------------------------------
Company does not interpret Paragraph 15 of the standard license agreement to apply to any items that are being disputed by a franchisee in good faith and through appropriate proceedings.

         9.    Insurance/Indemnities.    The Company does not interpret
               ---------------------
Paragraph 16 of the standard license agreement to require the licensee to indemnify and/or insure for anything arising out of, related to, or aggravated by the negligent acts or omissions of the Company or any of its agents or employees, which would include any liability that the Company might have for products that it sells to TPI.

          10. Transfer of Stock. (Paragraphs 17(a), 17(b)). Please be
              --------------------------------------------
 advised that the Company hereby consents to the transfer of the stock of TPI Restaurants, Inc. and TPI Enterprises, Inc., free of the restrictions contained in Paragraphs 17(a) and 17(b) of the
 standard license agreement.     The Company also waives the
 requirement of Paragraph 17(a) of the standard license agreement that TPI's stock certificates bear a legend referencing the restrictions of the standard license agreement.

           11. Ability to Close. (Paragraphs 19(b)(6), 19(b)(7)).
                -----------------------------------------------
 Notwithstanding Paragraphs 19(b)(6) and (b)(7) of the standard license agreement, the Company's corporate policy is not to unreasonably withhold its consent to close units that are unprofitable, so long as the unprofitability is not the fault of the franchisee. (For example, because of sloppy operations.) The Company simply wants an opportunity to review, which review will be done in a reasonable manner, the operations to determine if the unit can be "turned around" and, thereafter, whether it can be mutually beneficial for the unit to remain in the system.

         12. Right of First Refusal.    (Paragraph 21). The Company
             -----------------------    --------------
acknowledges that the terms of paragraph 21 of the standard license agreement do not apply to a sale and subsequent leaseback of any of TPI's property (real or personal), or any other sale or other transfer of TPI's property in connection with any bona fide financing plan. The Company further acknowledges and agrees that the terms of paragraph 21 of the standard license agreement also do not apply to any merger or consolidation involving TPI, nor to a sale of all or substantially all of the assets of TPI. The Company will consider the sale of more than twenty-five percent (25%) of TPI's restaurants as part of the same transaction to be a sale of all or substantially all of the assets of TPI. The Company further acknowledges and agrees that the terms of the parenthetical

 TPI Restaurants, Inc.
 July 30, 1993
 Page 5

 beginning on line 14 of paragraph 21 are intended to apply only to transfers of the license agreement (or an interest therein).

          I trust that this is responsive to your questions and concerns; however, should you have any additional questions or need additional information, please feel free to contact me.

          I understand that you are relying upon the consents and/or interpretations set forth in this letter in entering into a market development agreement for the development of Shoney's restaurants within Detroit, Houston and South Florida and in entering into future license agreements* or the operation of Shoney's units both in your present territories and in all subsequently acquired territories.

         If you agree with the interpretations and other matters set forth herein, please sign a copy of this letter where indicated below and return that to me.

                              Very truly yours,

                             James M. Grout
                             Executive Vice President,
                             Franchising and Development

The foregoing is acknowledged and agreed to:

TPI RESTAURANTS, INC.

By: /s/ J. Gary Sharp
- --------------------------------
Title: President
- --------------------------------

                                 *(and license agreements previously
                                  executed by TPI conditionally upon
                                  negotiation of acceptable addendum)